Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004
TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 27, 2026

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125 Greece

Re: Pyxis Tankers Inc.

Ladies and Gentlemen:

We have acted as special United States and Marshall Islands counsel to Pyxis Tankers Inc. (the “Company”), a Marshall Islands corporation, in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”), as thereafter amended or supplemented, with respect to the public offering of (i) up to 920,000 shares of the Company’s 7% Series B Cumulative Redeemable Perpetual Convertible Preferred Shares, par value $0.001 per share (the “Series B Preferred Shares”), which are convertible into 1,533,640 of the Company’s common shares, par value $0.001 per share (the “Common Shares”), subject to adjustments pursuant to its terms (the “Investor Conversion Shares”), and, (ii) underwriter warrants (the “Underwriter Warrants”), which are exercisable to purchase up to 8,000 Series B Preferred Shares, which are convertible into 13,337 Common Shares, subject to adjustments pursuant to its terms (the “Underwriter Warrant Conversion Shares” and together with the Investor Conversion Shares, the “Series A Preferred Conversion Shares”).

In formulating our opinions, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement in the section entitled “Taxation”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement in the section entitled “Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law and applicable Marshall Islands tax law as in effect on the date hereof, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the section entitled “Taxation” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP